Settlement Agreement

Party A:	China Construction Bank Corporation Shanghai Yangpu branch
Party B:	Shanghai Wanxing Bio-pharmaceutical Co., Ltd.
Party C:	Shanghai Fengxi Driver’s Training School

After friendly negotiation, Party A, Party B and Party C reached the following settlement agreement:

1. The three parties confirmed that, as of March. 31, 2008, Party B has repaid loan principles at an amount of 16.20million RMB, the remaining loan principle to be repaid is $13.80 million RMB.

2. Party B shall complete the loan repayment before September, 2008, as detailed below:
Before this agreement signed, repay 0.5 million RMB of loan principles;
Before end of June 2008, repay 4 million RMB of loan principles;
Before end of September 2008, repay the remaining loan principle and interest

In case Party B fails to make the repayment, Party C agrees to allow the People’s court to force implementation of Party C’s property, which will be used to repay Party A.

3. During this period, the interest of the loan shall be continuously counted as per the over-due interest regulations of People’s Bank of China until the final payment made.

4. In case party B fails to make the repayment as per above schedule on time, Party A is entitled to request the People’s Court of Shanghai, Yangpu District to force implementation and put Party B’s mortgaged land and property for auction. Party A has the priority right to receive any funds gained from the auction.

5. This agreement is in four copies. Party A, B, C and the People’s Court of Shanghai, Yangpu District each holds one copy.

PartyA:	China Construction Bank Corporation Shanghai Yangpu branch. (stamp)
PartyB:	Shanghai Wanxing Bio-pharmaceutical Co., Ltd. (stamp)
PartyC:	Shanghai Fengxi Driver’s Training School. (stamp)

Signing date: April 3, 2008